DigitalFX International, Inc. Announces Third Quarter 2007
Financial Results

LAS VEGAS, November 09, 2007 -- DigitalFX International, Inc. (AMEX: DXN), a digital communications company, today announced financial results for the three and nine months ended September 30, 2007.

Key Third Quarter Results

•	helloWorld and VMdirect customer base increased 34% year-over-year to 30,375;
•	Active affiliate base increased 12% year-over-year to over 15,000;
•	Revenue decreased 23% to $5.4 million;
•	Recurring revenue from all customers increased 30% year-over-year to $4.3 million;
•	Affiliate enrollment revenue decreased 63% year-over-year to $876,000;
•	Gross margins improved to 83% versus 79% in the same period of last year; and
•	Operating income decreased $1.8 year-over-year to a loss of ($1.4) million.

Key Nine Months Results

•	Revenue increased 11% to $18.0 million;
•	Recurring revenue increased 84% year-over-year to $12.9 million;
•	Affiliate enrollment revenue decreased 42% year-over-year to $6.6 million;
•	Gross margins improved to 85% versus 80% in the same period last year; and
•	Operating income decreased $2.5 million year-over-year to a loss of ($1.5) million.

Financial Discussion

“This quarter we made fundamental investments, focused on positioning DigitalFX for future growth,” said Craig Ellins, Chief Executive Officer of DigitalFX International. “We resolved all significant issues with and deployed our Studio 5.0 product; we released new features in The Studio further differentiating us from the competition and added value to our product offering; we advanced our First Stream product offering designed for small and medium sized businesses and we opened the business opportunity for affiliates in Germany and Spain, continuing our 2007 commitment to European expansion, and invested in the technical support infrastructure to support these languages.

Ellins continued, “On the corporate side, we strengthened our position by listing on the American Stock Exchange and strengthening our management team by hiring Mickey Elfenbein as Chief Operating Officer.” “We are excited about the opportunities in front of us. Based on our current initiatives, we expect return to accelerated growth in the first half of 2008,” concluded Ellins.

Third Quarter Financial Results

Third quarter revenues were $5.4 million in 2007, compared to $7.1 million in 2006. The decrease was attributable to $500,000 of event registration revenue that was recognized in the third quarter of 2006 for an annual event not scheduled to take place until the fourth quarter of 2007 and a negative mix impact of the levels at which affiliates enroll when joining the business.

Recurring revenue for monthly subscriptions to The Studio suite of products increased $1.0 million, or 30% to $4.3 million from $3.3 million in last year’s third quarter. Recurring revenue accounted for 79% of net sales in the period, up from 46% last year. This increase was due to a 34% increase in the Company’s customer base from 22,715 at September 30, 2006 to 30,375 at September 30, 2007.

Gross profit for the third quarter of 2007 was to $4.5 million compared to $5.6 million last year. Gross profit margins increased to 83%, compared to 79% in the same period last year. The improvement was attributable to low margins related to annual business conference last year and overall cost of sales reductions in 2007.

Commissions and bonuses paid to affiliates decreased $824,000, or 26% to $2.4 million in the quarter ended September 30, 2007 from $3.2 million in the corresponding period in 2006. Commission expense was 44% of net sales for the quarter ended September 30, 2007, slightly down from 45% last year.

Operating expenses, which include product development, marketing, customer and technical support, general and administrative, and non-cash costs related to the vesting of stock option and warrant grants, increased $1.6 million, or 74% to $3.6 million in the quarter ended September 30, 2007 from $2.0 million in 2006. As a percentage of net sales, operating expenses increased from 29% last year to 65% this year. The increased spending was associated with costs related to the development of First Stream product offering, translations, marketing programs and infrastructure for expansion into European countries, incremental costs of being a public company, technical support expansion related to customer growth and other staffing additions.

Operating income declined by $1.8 million from $400,000 in the quarter ended September 30, 2006 to a loss of $1.4 million this year.

Net loss for the third quarter of 2007 was $1.0 million or $0.04 per diluted share based on approximately 23.8 million shares outstanding, compared to net income of $200,000, or $0.01 per share in the same quarter last year based on 22.1 million shares outstanding.

Nine-Month Financial Results

Total revenues for the nine months ended September 30, 2007 were $18.0 million, an increase of 11% from $16.2 million for the nine months ended September 30, 2006. Recurring revenue for monthly subscriptions to our Studio suite of products increased $5.9 million, or 84% from $7.0 million to $12.9 million. This increase was due to a 34% increase in the Company’s customer base from 22,715 at September 30, 2006 to 30,375 at September 30, 2007.

Gross profit for the first nine months of 2007 was $15.2 million, versus $13.0 million, for the first nine months of 2006. Gross profit as a percentage of net sales was 85% for the nine months ended September 30, 2007, an increase from 80% in last year’s period. This increase was attributable to purchasing discounts in 2007 and to the impact of lower margins related to business conferences held in the second and third quarters of 2006.

Commissions and bonuses paid to affiliates increased $300,000 or 4% to $7.9 million in the nine months ended September 30, 2007 from $7.6 million in the corresponding period in 2006. As a percentage of net sales, commission expenses were 44% this year, a decrease from 47% in 2006, due primarily to the mix and enrollment level of existing affiliates.

Total operating expenses increased $4.5 million or 103% to $8.7 million for the nine months ended September 30, 2007 from $4.3 million for the corresponding period in 2006. As a percentage of net sales, operating expenses increased from 27% in the nine months ended September 30, 2006 to 49% in the corresponding period in 2007. The increased spending was associated with product development and enhancements for The Studio, start up costs for sales into small and medium-sized businesses, for legal, translation, marketing and infrastructure costs related to expanding the business to Ireland, Spain and Germany, incremental costs of being a public company, for additional technical support personnel and software systems to support our expanding customer base, increased merchant fees directly related to sales volume, expanded domestic marketing and training programs, to other staffing additions, and to increased options expense.

Operating income declined by $2.5 million from $1.1 million in the nine months ended September 30, 2006 to a loss of $1.5 million in the corresponding period in 2007.

Net loss for the first nine months of 2007 totaled $1.0 million or $0.04 per diluted share based on 24.1 million shares outstanding, compared to net income of $200,000, or $0.01 per share for the same period a year ago based on 24.1 million shares outstanding.

About DigitalFX International, Inc.

DigitalFX International, Inc. (AMEX: DXN) is a creator of digital communications and social networking solutions, as showcased on its social network http://www.helloWorld.com. The company develops and markets proprietary communication and collaboration services, and social networking software applications, including video email, video instant messaging and live webcasting. DigitalFX International, Inc. is democratizing the world of online streaming video and digital media archiving with its flagship product, called The Studio. The Studio is an affordable, cross digital platform web-based solution. Only the DigitalFX Studio brings together all this capability, simply and in one place.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward- looking statements. Examples of forward-looking statements contained in this release include the statement relating to the Company’s expected growth. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

PART I.

DigitalFX International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet
September 30, 2007
(In thousands, except share data, unaudited)

Assets

Current assets:
Cash and cash equivalents	$2,274
Accounts receivable	97
Inventories, net	932
Prepaid bandwidth charges, affiliate	322
Prepaid expenses and other assets	826
Convertible secured promissory note	225
Deferred income taxes, net	111

Total current assets	4,787

Investments, net	1,489
Property and equipment, net of accumulated depreciation and amortization of $482	722
Deposits, merchant processors	712
Other assets	22
Deferred income taxes, net	1,411

Total assets	$9,143

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$734
Accrued expenses	903
Deferred revenue	297
Accrued commissions	1,627

Total current liabilities	3,561

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 24,139,703 shares issued and outstanding	24
Additional paid in capital	10,980
Other comprehensive loss	(130)
Accumulated deficit	(5,292)

Total stockholders’ equity	5,582
Total liabilities and stockholders’ equity	$9,143

See Notes to Condensed Consolidated Financial Statements

DigitalFX International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations
(In thousands, except share and per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues	$5,425	$7,109	$17,987	$16,232
Cost of revenues	910	1,497	2,782	3,272

Gross profit	4,515	5,612	15,205	12,960

Commission expenses	2,365	3,188	7,880	7,582
Other operating expenses	3,539	2,030	8,780	4,328

Operating income (loss)	(1,389)	394	(1,455)	1,050

Expenses related to exchange transaction	-	-	-	(635)
Other income (expense), net	71	(55)	203	(46)

Income (loss) before provision for income taxes	(1,318)	339	(1,252)	369

Provision (benefit) for income taxes	(337)	139	(281)	168

Net income (loss)	$(981)	$200	$(971)	$201

Net income (loss) per share:
Basic	$(.04)	$.01	$(.04)	$.01

Fully diluted	$(.04)	$.01	$(.04)	$.01

Weighted average shares outstanding:
Basic	24,112,324	22,094,617	23,797,358	20,597,256

Fully diluted	24,112,324	24,831,236	23,797,358	23,141,961

See Notes to Condensed Consolidated Financial Statements